                                                                    EXHIBIT 99.2


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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 14D-9
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                     SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        AMERICAN CONSUMER PRODUCTS, INC.
                           (NAME OF SUBJECT COMPANY)

                        AMERICAN CONSUMER PRODUCTS, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                          COMMON STOCK, $.10 PAR VALUE

                         (TITLE OF CLASS OF SECURITIES)

                                  025236-10-0

                    ((CUSIP) NUMBER OF CLASS OF SECURITIES)

                                STEPHAN W. COLE
                                   PRESIDENT
                        AMERICAN CONSUMER PRODUCTS, INC.
                                31100 SOLON ROAD
                               SOLON, OHIO 44139
                                 (216) 248-7000

                      (NAME, ADDRESS AND TELEPHONE NUMBER
                   OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                             GREGORY A. SMITH, ESQ.
                            THOMPSON, HINE AND FLORY
                        1100 NATIONAL CITY BANK BUILDING
                               629 EUCLID AVENUE
                             CLEVELAND, OHIO 44114
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ITEM 1.  SECURITY AND SUBJECT COMPANY.

     The subject company is American Consumer Products, Inc., a Delaware corporation (the "Company"), and the address of the principal executive offices of the Company is 31100 Solon Road, Solon, Ohio 44139. The title of the class of equity securities to which this Statement relates is the Common Stock, par value $.10 per share of the Company not owned by the Purchaser (as hereinafter defined).

ITEM 2.  TENDER OFFER OF THE BIDDER.

     This Statement relates to the tender offer (the "Offer") made by Vista 2000, Inc., a Delaware corporation (the "Purchaser"), to purchase all outstanding shares of common stock, par value $.10 per share, of the Company not owned by the Purchaser (the "Shares") at a price of $5.30 per share (the "Offer Price"), net to the seller in cash. According to the Tender Offer Statement on
Schedule 14D-1, dated August 30, 1995, filed by Purchaser with the Securities and Exchange Commission on August 30, 1995 (the "Schedule 14D-1"), the address of the principal executive offices of Purchaser is 11660 Alpharetta Highway, Suite 330, Roswell, Georgia 30076.

ITEM 3.  IDENTITY AND BACKGROUND.

     (a) The name and business address of the Company, which is the person filing this statement, are set forth in Item 1 above.

     (b) Certain contracts, agreements, arrangements and understandings and actual and potential conflicts of interest between the Company and its affiliates and certain of its executive officers, directors and affiliates are described in Annex A hereto, which description is incorporated herein by reference in its entirety.

     Certain other contracts, agreements, arrangements and understandings and actual and potential conflicts of interest between the Company and its affiliates and the Purchaser, and its executive officers, directors and affiliates are set forth below.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

     Stephan W. Cole, President and a Director of the Company, Richard F. Bern, Executive Vice President and a Director of the Company and Jeffrey A. Cole, a Director of the Company and Stephan W. Cole's brother, beneficially own in the aggregate 1,325,796 Shares (50.60% on a fully diluted basis). In addition, as discussed below under the headings "Employment Agreements" and "Real Estate Purchase Agreements", and "Indemnification Letter Agreement", the foregoing persons or certain of their affiliates are parties to certain contracts and agreements with the Purchaser or the Company which have been entered into in connection with the Offer.

     The Company and the Purchaser have also entered into an indemnification letter agreement whereby the current directors and officers of the Company will be entitled to indemnification by the Company in respect of their positions as directors or officers of the Company for matters occurring prior to the consummation of the Offer. See the discussion below under the heading "Indemnification Letter Agreement".

     As of September 1, 1995, directors and officers of the Company, as a group, beneficially owned 1,356,576 Shares (51.77% on a fully diluted basis).

CONFIDENTIALITY AGREEMENT

     On August 2, 1995, the Purchaser and the Company entered into a confidentiality agreement (the "Confidentiality Agreement"). The following description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement attached hereto as an exhibit.

     Pursuant to the Confidentiality Agreement, the Purchaser agreed to maintain the confidentiality of evaluation material regarding the business, assets and operations of the Company provided by the Company to the Purchaser. Among other things, the Confidentiality Agreement prevented the Purchaser from participating

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in any transaction involving an investment in or an acquisition of the stock or assets of the Company. The Company waived compliance with this provision as it relates to the Offer on August 29, 1995. In the event the Offer is not consummated, the Purchaser will be restricted for three years from (i) employing or soliciting for employment any person currently employed by the Company and
(ii) soliciting business from any customer or supplier of the Company not previously contacted by the Purchaser.

ESCROW AGREEMENT

     The Purchaser and the Company have entered into an Escrow Agreement (the "Escrow Agreement") dated as of August 29, 1995. The following description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the Escrow Agreement attached hereto as an exhibit.

     Pursuant to the Escrow Agreement, the Purchaser has deposited $500,000 (the "Escrowed Funds") into escrow. The Escrowed Funds, together with interest thereon, will be distributed to the Company in the event that the Purchaser is unable to purchase shares tendered by stockholders pursuant to the Offer solely due to the Purchaser's having insufficient cash funds on hand for such purchase. In addition, up to $200,000 of such funds may be disbursed to the Company in the event the Offer is not consummated for any reason, other than less than 51% of the Shares (on a fully diluted basis) being tendered or the Purchaser determining not to proceed with the Offer due to a written statement or disclosure by the Company of a material fact which may have an adverse effect on the Company, as reimbursement of outside legal, accounting and other consulting expenses actually incurred by the Company in connection with the Offer.

     The Escrow Agreement also provides that during the 45-day period following the date of the Escrow Agreement, the Company and its officers, directors, employees, agents and representatives shall not initiate or solicit any inquiries or proposals or offers with respect to a merger, acquisition, consolidation, business combination, or similar transaction involving the Company, or any purchase of all or any significant portion of the assets or equity of the Company. The Escrow Agreement does not prevent the Company or its officers, directors, employees, agents or representatives from furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited proposal (or expresses an unsolicited indication of interest in making a proposal) to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction.

EMPLOYMENT AGREEMENTS

     The Company and each of Stephan W. Cole and Richard F. Bern (collectively, the "Executives") have entered into employment agreements (the "Employment Agreements") each dated as of August 29, 1995 and becoming effective upon the purchase and sale of the Shares which are the subject of the Offer pursuant to the Offer by the Purchaser. In the event the Offer is not completed, the Employment Agreements will terminate and be of no force and effect. The following description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements attached hereto as exhibits.

     Under the Employment Agreements, the Executives shall be employed for a period of three years as Chief Executive Officer (Mr. Cole) and President (Mr.
Bern). Each Executive will be paid minimum annual compensation equal to $275,000, comprised of a base salary of $150,000 and additional compensation and bonus compensation not less than $125,000 in the aggregate. The Executive's minimum annual compensation will be paid to the Executive in bi-monthly installments equal to $11,458. To the extent that additional compensation (which is based on the Executive's percentage participation, as determined by the Board of Directors, in an annual bonus pool for executives of the Company equal to 10% of annual pre-tax profits) and bonus compensation (which is based on a discretionary bonus to the Executive determined annually at the discretion of the Board of Directors or the Compensation Committee of the Company) is less than the additional compensation and bonus compensation advanced during the year to the Executive, the Executive shall retain the excess. To the extent that such amounts are more than amounts previously advanced to the Executive for the year for additional compensation and bonus compensation, the Company shall pay the difference to the Executive.

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     The Executives are also eligible to participate in an incentive stock option plan maintained for the benefit of the Purchaser's employees generally. Pursuant to their respective Employment Agreements, each of Messrs. Cole and Bern will receive options under the Purchaser's incentive stock option plan entitling him to purchase 100,000 shares of common stock of the Purchaser at an exercise price equal to $5.58 per share. The options may be exercised with respect to 20,000 shares upon grant, with respect to 40,000 shares in eight equal installments of 5,000 shares each on the last day of each of the eight calendar quarters after the date of grant, commencing with the quarter beginning on October 1, 1995, and with respect to another 40,000 shares upon achievement of specified performance goals.

     The Executives are also entitled to other benefits, including life and disability insurance, health and medical and vacation, which are generally comparable to those provided to executive officers of the Company currently.

     The Executives' employment under their respective agreements may be terminated for death, total disability or for "Cause". The Company shall have "Cause" to terminate the Executives' employment (i) due to fraud, misappropriation or embezzlement by the Executive, (ii) gross misconduct or willful gross neglect of the Executive's duties, (iii) conviction for a felony or a crime involving moral turpitude, or (iv) willful and unauthorized disclosure of trade secrets. The Executive may terminate the Employment Agreement for Good Reason (as defined below). Additionally, either the Company or the Executive may terminate the agreement for any other reason at any time on ninety days written notice ("Notice Termination").

     In the event that the Executive's employment is terminated upon the death of the Executive, the Company shall continue to pay to the Executive's estate all compensation payable under the Agreement through the remainder of the year in which he died. In the event an Executive's employment is terminated for disability or upon Notice Termination by the Company, or if the Executive terminates employment for Good Reason, the Executive shall be entitled to receive all compensation and benefits provided for under the Employment Agreement as if his employment had not terminated prior to the expiration of the three year term. "Good Reason" means (i) assignment to the Executive of duties inconsistent in any material respect (other than in the nature of a promotion) with the Executive's position immediately prior to such change, (ii) any failure by the Company to pay the compensation or provide the benefits provided for under the Employment Agreement, (iii) any failure by the Company to comply with any material provision of the Employment Agreement, or (iv) the relocation of the Executive's office outside of a 75 mile radius of Cleveland, Ohio (for Mr.
Cole) or Phoenix, Arizona (for Mr. Bern).

     In the event an Executive's employment is terminated for Cause or by the Executive other than for Good Reason, the Executive shall be paid (i) salary accrued, but unpaid as of the date of termination, (ii) vacation or sick leave benefits accrued, but unpaid or unused as of the date of termination, (iii) additional compensation earned (based on pre-tax profits for the quarter(s) during which the Executive is employed in the year of termination), but unpaid as of the date of termination, and (iv) bonus compensation with respect to announced, but unpaid bonuses as of the date of termination.

     All compensation and benefits provided to the Executives under the Employment Agreements are guaranteed by the Purchaser should the Company ever default on its obligations under the Employment Agreements.

     Pursuant to the Employment Agreements each of the Executives have agreed that (i) during the term of the Employment Agreements and thereafter he will not use, disclose, disseminate or distribute certain trade secrets of the Company and (ii) during the one-year period following the termination of the Executive's employment, he will not engage or participate in any business involving the sale or distribution of home, business or personal security or safety products marketed by the Company on the effective date of the Employment Agreement, including the sale or distribution of locks and keys.

REAL ESTATE PURCHASE AGREEMENTS

     The Purchaser and each of 31100 Solon Road, Inc. ("31100") and CRS Limited Partnership ("CRS") have entered into real estate purchase agreements (the "Real Estate Purchase Agreements") pursuant to

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which the Purchaser shall, subject to the completion of the Offer, (i) purchase from 31100 the parcel of real property located at 31100 Solon Road, Solon, Ohio, together with all buildings, fixtures, and other improvements thereon (the "Solon Road Property"), and (ii) purchase from CRS the parcel of real property located in Springfield, Illinois, together with all buildings, fixtures, and other improvements thereon (the "CRS Property").

     31100 is wholly-owned by Stephan W. Cole, Richard F. Bern and Stephan W. Cole as custodian for Joseph E. Cole II, the son of Jeffrey A. Cole, under the Ohio Transfers to Minors Act. 31100 is a limited partner in CRS, having a 65% interest in the partnership's profits and losses. See the discussion below in Annex A under the heading "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN OTHER RELATIONSHIPS" regarding the terms of the leases between the Company, as lessee, and 31100 (for the Company's corporate headquarters and certain of its manufacturing and distribution facilities) and between Boss Manufacturing Company, a wholly-owned subsidiary of the Company, as lessee, and CRS (for Boss' warehouse and distribution facility).

     The following description of the Real Estate Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Real Estate Purchase Agreements attached hereto as exhibits.

     Under the Real Estate Purchase Agreements, the Purchaser has agreed to purchase for cash the Solon Road Property and the CRS Property within 45 days after the completion of the Offer. The purchase price for the Solon Road Property will be the lesser of $5,000,000 or the fair market value of the property as determined by the average of two real estate appraisals of the property performed by qualified independent appraisers; provided that if such appraised amount is less than $4,750,000, 31100 may elect to terminate the agreement and not sell the property. The purchase price for the CRS Property will be the fair market value of the property as determined by the average of two appraisals of the property performed by qualified independent appraisers; provided that if such amount is less than $1,700,000, CRS may elect to terminate the agreement and not sell the property.

INDEMNIFICATION LETTER AGREEMENT

     The Purchaser and the Company entered into an indemnification letter agreement (the "Indemnification Agreement") dated August 29, 1995 which provides that for a period of six years after the Purchaser purchases and accepts the Shares tendered in the Offer, the Purchaser shall use its best efforts to cause the Company to indemnify, defend and hold harmless the present and former directors and officers of the Company and any of its subsidiaries and their respective heirs, executors, administrators and legal representatives, including, without limitation, each member of the Special Committee of the Board of Directors of the Company appointed in respect of the transactions contemplated by the Offer, against all losses, expenses, claims, damages or liabilities arising out of acts or omissions occurring on or prior to the purchase and acceptance of the Shares by the Purchaser to the fullest extent permitted or required under applicable law. The Purchaser has also agreed to use its best efforts to cause the Company to maintain for the six-year period following the purchase and acceptance of the Shares by the Purchaser (i) the Company's current directors' and officers' liability insurance and fiduciary liability insurance policies or (ii) other policies with scope of coverage, policy limits, retention amounts, and other material terms that are no less favorable than that currently provided.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

     (a) Recommendation and Background.

     In late June 1995, Richard Smyth, Chairman of the Board of Directors and CEO of the Purchaser, met with Stephan W. Cole, President of the Company, and Richard F. Bern, Executive Vice President of the Company, to disclose the Purchaser's interest in a transaction for a business combination or other joining of the businesses of the Purchaser and the Company. Several days later, a brief follow-up meeting among Messrs. Smyth, Cole and Bern occurred to discuss various possible structures and approaches to joining the businesses of the Purchaser and the Company. On July 10, 1995, a follow-up meeting of Mr. Smyth and Arnold Johns, President of the Purchaser, with Messrs. Cole and Bern, occurred to further discuss potential

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methods for joining the businesses of the Purchaser and the Company. During this meeting, these managers explored merger and tender offer approaches and discussed joint distribution opportunities.

     On August 2, 1995, the Company and the Purchaser entered into the Confidentiality Agreement pursuant to which the Purchaser agreed to keep certain information furnished to it by the Company confidential and to abide by certain "standstill" provisions including provisions preventing commencement of the Offer. On August 7, 1995, a meeting among Messrs. Smyth, Cole and Bern discussed the possibility of an equity infusion by the Purchaser into the Company as well as further exploration of joint distribution opportunities. During the next few days, the Purchaser's representatives began conducting initial due diligence regarding the Company and on August 9, 1995, Mr. Smyth was introduced to the Company's Board of Directors, at which time he noted the possible synergies of the two businesses and discussed the possible range of approaches to joining the two businesses. On August 17, 1995, Mr. Smyth met with Mr. Cole and various staff members of the Company. At these meetings, representatives of the Company reviewed proposed employment agreements for Messrs. Cole and Bern, proposed real estate purchase agreements for certain facilities used by the Company, and a proposed escrow agreement. All of the foregoing agreements were drafted by the Purchaser and presented to the Company's representatives for their consideration. See the discussions above in Item 3 regarding these agreements under the headings "Escrow Agreement", "Employment Agreements", and "Real Estate Purchase Agreements". At these meetings there was also a discussion of the impact of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and a review of certain accounting issues and the respective management information systems of the Purchaser and the Company. Moreover, on this same date, Messrs. Smyth and Cole met with a representative of McDonald & Company Securities, Inc. ("McDonald & Company") to provide information for their use should it be engaged to provide a fairness opinion to the Company regarding a transaction with the Purchaser.

     Subsequently, following discussions during the weeks of August 21 and August 28 regarding the Offer, the Escrow Agreement, the Real Estate Purchase Agreements, the Employment Agreements and the Indemnification Agreement were executed by the respective parties thereto on August 29, 1995. The Company also waived on August 29 the provisions of the Confidentiality Agreement restricting the Purchaser from commencing the Offer and, on August 30, 1995, the Purchaser commenced the Offer. On August 30, the Board of Directors appointed a Special Committee of the Board of Directors (the "Special Committee"), comprised of Malvin E. Bank and Frank W. Hulse, to consider the Offer. On September 1, 1995, McDonald & Company was retained by the Company. See Item 5 below regarding the engagement of McDonald & Company.

     THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND HAS DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     (b) Reasons for the Recommendation.

     In reaching its conclusions and the recommendation described above, the Special Committee considered a number of factors including, without limitation, the following:

          (i) The terms and conditions of the Offer including the price of the Offer, Purchaser's intention to pay at least $5.30 per share (subject to dissenters' rights) to each stockholder who does not tender pursuant to the Offer in a cash out merger (the "Merger") following Purchaser's purchase and acceptance of the shares, and the fact that the Offer is not subject to a financing condition.

          (ii) The Company's business, assets, financial condition and future prospects, the strategic direction of the Company's business, current conditions in its industry and in the financial markets.

          (iii) The oral opinion (later confirmed in writing) of McDonald & Company, the Company's financial advisor, that the proposed consideration to be received by the Company's stockholders pursuant to the Offer is fair to such stockholders from a financial point of view. A copy of the written opinion of McDonald & Company dated September 13, 1995, which sets forth the procedures followed, the matters considered, the assumptions made and the limitations of the review undertaken, is attached as an exhibit hereto. McDonald & Company's opinion is directed only to the consideration to be received by the

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     Company's stockholders pursuant to the Offer and does not constitute a recommendation to any stockholder to tender Shares in the Offer. STOCKHOLDERS ARE URGED TO READ CAREFULLY SUCH OPINION IN ITS ENTIRETY.

          (iv) The purchase prices to be paid for the Solon Road Property and the CRS Property under the Real Estate Purchase Agreements will not be greater than the respective fair market values of such properties, as determined by independent real estate appraisers.

          (v) The compensation and benefits to be provided to Stephan W. Cole and Richard F. Bern is reasonable in comparison to, and not in excess of, those generally available to them currently as executive officers of the Company.

          (vi) The $5.30 per share offering price represented a 41% premium over the closing price ($3.75) reported on the NASDAQ National Market System on August 23, 1995, which was the last trading day on which a reported sale of any of the Shares occurred prior to the commencement of the Offer.

          (vii) A review of strategic alternatives available to the Company to enhance stockholder value, including the interest of possible third party acquirors in acquiring all or portions of the Company.

          (viii) The Company and the Special Committee may consider unsolicited third party offers to acquire the Company and to provide information regarding the Company to, and to negotiate with, such third parties regarding possible Other Proposals (as defined below in Item 5).

     In reaching its recommendation, no specific weightings were given by the Special Committee to any of the foregoing factors, although the offer price was a significant factor in reaching its conclusions. Such a determination of specific weightings would, in the Board of Directors' view, be impracticable.

ITEM 5.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     On September 1, 1995, the Company engaged McDonald & Company to analyze, make a recommendation and render a written fairness opinion to the Special Committee with respect to the Offer. With respect to this engagement, McDonald & Company is to receive a fee of $50,000 for its services rendered in connection with its opinion. This fee is payable upon delivery of the opinion. In addition, McDonald & Company was engaged to assist the Company in analyzing and evaluating any other expressions of interest which may be made for substantially all of the stock or assets of the Company ("Other Proposals") and to assist the Company in negotiating the terms and conditions of any such Other Proposals. With respect to any such Other Proposals which may be consummated, McDonald & Company will be paid a transaction fee equal to $50,000 plus 6% of the portion of the value thereof which is over $13,771,675 ($5.30 times 2,598,429 shares). The Company has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company and its affiliates.

     Neither the Company nor, to the best of the Company's knowledge, any person acting on its behalf, intends to employ, retain, or compensate any other person to make solicitations or recommendations to the stockholders of the Company in connection with the transactions contemplated by the Offer.

ITEM 6.  RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES.

     (a) To the best of the Company's knowledge, no transactions in the Shares have been effected during the past 60 days by the Company or by any executive officer, director, affiliate or subsidiary of the Company, except acquisitions of Shares issuable upon the exercise of options previously awarded.

     (b) To the best of the Company's knowledge, Stephan W. Cole, Richard F. Bern and Jeffrey A. Cole, who beneficially own in the aggregate 1,325,796 shares (50.60% on a fully diluted basis), and the Company's other executive officers, directors and affiliates currently intend to tender all Shares held of record or beneficially owned by them.

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

ITEM 7.  CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY.

     (a) Other than as described above in Item 3 (b) and Item 4, and in the following paragraph, there are no negotiations being undertaken or underway by the Company in response to the Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization, involving the Company or any subsidiary of the Company, (ii) a purchase, sale or transfer of a material amount of assets by the Company or any subsidiary of the Company; (iii) a tender offer for or other acquisition of securities by or of the Company or
(iv) any material change in the present capitalization or dividend policy of the Company.

     The Company has provided and may continue to provide, information to persons who have indicated an interest in making an Other Proposal ("Other Persons") (subject to execution of confidentiality agreements) for the purpose of evaluating the Company with respect to possible Other Proposals. By resolution adopted by the Special Committee, the Company is authorized to enter into or continue discussions or negotiations with such Other Persons regarding possible Other Proposals. Although certain discussions with Other Persons have occurred, there are presently no proposals to acquire the Company other than the Offer and neither the Company nor the Special Committee are aware of any Other Person who presently intends to make a definitive proposal to acquire all or any portion of the Company.

     (b) Except as set forth in the preceding paragraph and in Items 3(b), 4 and 8, there are no transactions, Board resolutions, agreements in principle or signed contracts in response to the Offer which relate to or would result in one or more of the events referred to in the first paragraph of Item 7(a) above.

ITEM 8.  ADDITIONAL INFORMATION TO BE FURNISHED.

     The Company is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 ("Section 203) of the Delaware General Corporation Law (the "DGCL"). Generally, Section 203 prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the business combination or the transaction by which the interested stockholder became an interested stockholder is approved by the Board of Directors of the corporation prior to the date on which such person became an interested stockholder. The limitations of Section 203 will not apply to the Offer or the Merger because, for purposes of that Section, the Special Committee acting for and on behalf of the Board of Directors has approved the Offer. See discussion above in Item 4 "The Solicitation or Recommendation".

     Under the Company's Amended and Restated Credit Agreement dated as of February 12, 1993, as amended by the Amendment to Credit Agreement dated as of March 23, 1995 (the "Credit Agreement"), an event of default thereunder will occur in the event that any person or group acquires beneficial ownership (as used in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of more than 50% of the outstanding voting stock of the Company, unless such acquisition was approved by the Company's Board of Directors. The acquisition of shares of the Company pursuant to the Offer has been approved by the Special Committee acting for and on behalf of the Board of Directors.

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

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

 (a)(1)  Letter to stockholders of the Company dated September 14, 1995*.
 (a)(2)  Opinion of McDonald & Company Securities, Inc. dated September 13, 1995*.
 (a)(3)  Press release issued by the Company on August 29, 1995.
 (a)(4)  Press release issued by the Purchaser on August 29, 1995.
    (b)  None.
 (c)(1)  Employment Agreement dated August 29, 1995 between the Company and Stephan W. Cole.
 (c)(2)  Employment Agreement dated August 29, 1995 between the Company and Richard F. Bern.
 (c)(3)  Real Estate Purchase Agreement dated August 29, 1995 between the Purchaser and
         31100.
 (c)(4)  Real Estate Purchase Agreement dated August 29, 1995 between the Purchaser and CRS.
 (c)(5)  Confidentiality Agreement dated August 2, 1995 between the Purchaser and the
         Company.
 (c)(6)  Escrow Agreement dated August 29, 1995 among the Company, the Purchaser and Grier
         Newlin, as escrow agent.
 (c)(7)  Indemnification Agreement between the Purchaser and the Company dated August 29,
         1995.
 (c)(8)  Sublease between 31100 and the Company dated February 28, 1988.
 (c)(9)  Agreement of Lease between CRS and Boss Manufacturing Company dated June 27, 1989.
(c)(10)  Key Blank and Machine Supply Agreement between the Company and Things Remembered,
         Inc., dated March 30, 1995.

* Included in copies mailed to Stockholders.

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

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 14, 1995

                                          AMERICAN CONSUMER PRODUCTS, INC.

                                          By: /s/ STEPHAN W. COLE
                                            Stephan W. Cole, President

                                                                         ANNEX A

                        AMERICAN CONSUMER PRODUCTS, INC.
                                31100 SOLON ROAD
                               SOLON, OHIO 44139

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(F) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

     This information Statement is being mailed on September 14, 1995, as part of American Consumer Products, Inc.'s (the "Company") Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to the holders of record of the Company's common stock, par value $0.10 per share ("Common Stock"). Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible selection of persons designated by Purchaser to seats on the Company's Board of Directors. You are urged to read this Information Statement carefully. You are not, however, required to take any action.

     This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 of the General Rules and Regulations thereunder. Upon acquiring 51% or more of the Common Stock pursuant to the Offer, the Purchaser intends to have its representatives or its nominees ("Purchaser's Designees") elected or designated to fill a majority of the seats on the Board of Directors of the Company.

     Information contained herein regarding the Purchaser and Purchaser's Designees has been provided to the Company by such persons or included in the Purchaser's Offer to Purchase dated August 30, 1995 and the Company assumes no responsibility for, nor has it attempted to independently verify, the accuracy or completeness of such information.

                              COMPANY COMMON STOCK

     The outstanding voting securities of the Company as of September 1, 1995 consisted of 2,620,429 shares of Common Stock (on a fully diluted basis). Each Share that is outstanding as of the close of business on any applicable record date for any matter to be acted upon by stockholders is entitled to one vote on such matter.

     The following information is based on the Company's Proxy Statement dated April 4, 1995 and mailed to the Company's stockholders in connection with the Company's 1995 Annual Meeting of Stockholders held on May 4, 1995 and except as otherwise indicated, such information is given as of such date.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information at March 24, 1995 with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to own, individually or as a group, more than 5% of the Company's outstanding Common Stock, by the executive officers named in the Summary Compensation Table and by all executive officers and directors as a group.

        NAME AND ADDRESS             BENEFICIALLY     PERCENT
       OF BENEFICIAL OWNER              OWNED         OF CLASS
---------------------------------    ------------     --------
Stephan W. Cole                          613,046(1)(3)   24.81%
31100 Solon Road
Solon, Ohio 44139
Jeffrey A. Cole                          420,250(2)(3)   17.01%
5915 Landerbrook Drive
Lyndhurst, Ohio 44124
Richard F. Bern                          282,500(3)(4)   11.33%
31100 Solon Road
Solon, Ohio 44139
Willen Management Corp.                  230,900(5)      9.34%
2360 West Joppa Road, Suite 226
Lutherville, Maryland 21093
FMR Corp.                                206,000(6)      8.34%
82 Devonshire Street
Boston, Massachusetts 02109
Irving B. Harris                         191,850(7)      7.76%
c/o William Harris Investors,
  Inc.
Two North LaSalle Street
Suite 505
Chicago, Illinois 60602
Dimensional Fund Advisors                134,700(8)      5.45%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
All Officers and Directors             1,329,246(1)     53.18%
  as a Group (six)                   (2)(3)(4)(9)

---------------

(1) Includes 83,343 shares of Common Stock held in trust for the benefit of Stephan W. Cole's children. Mr. Cole disclaims beneficial ownership of such shares.

(2) Includes 8,000 shares owned by Jeffrey A. Cole's son Joseph E. Cole II. Mr. Cole disclaims beneficial ownership of such shares.

(3) Under the Securities and Exchange Commission rules regarding the reporting of beneficial ownership of shares, the amounts and percentages reported for each of Stephan W. Cole, Richard F. Bern and Jeffrey A. Cole include 47,500 shares owned by 31100 Solon Road, Inc. a corporation owned equally by Stephan W. Cole, Richard F. Bern and Stephan W. Cole as custodian for Joseph
    E. Cole II, the son of Jeffrey A. Cole, under the Ohio Transfers to Minors Act. After eliminating the effects of triple counting those shares, the number and percentage of the Company's Common Stock owned by Stephan W. Cole, Richard F. Bern, Jeffrey A. Cole and all officers and directors as a group would be 581,380 (23.53%), 250,833 (10.06%), 388,583 (15.72%) and
    1,234,246 (49.38%), respectively. If the 47,500 shares owned by 31100 Solon Road, Inc. were allocated in proportion to the ownership of that corporation, each of Stephan W. Cole, Richard F. Bern and Stephan W. Cole as custodian for Joseph E. Cole II would beneficially own one-third of the 47,500 shares or 15,833 1/3 each. Jeffrey A. Cole disclaims beneficial ownership of the 47,500 shares owned by 31100 Solon Road, Inc.

(4) Includes 21,250 shares of Common Stock represented by options exercisable at March 24, 1995, or within 60 days thereafter, held by Mr. Bern.

(5) As of January 19, 1995, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(6) As of February 14, 1995, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. In its capacity as investment advisor to Fidelity Low-Priced Stock Fund (the "Fund"), Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. FMR Corp., through its control of Fidelity, the Fund, and Edward C. Johnson 3d, Chairman of FMR Corp., each have sole power to dispose of these shares.

(7) As of December 19, 1994, based upon information contained in a Schedule 13D filing with the Securities and Exchange Commission. Mr. Harris, the Harris Foundation, the Irving Harris Foundation and the William Harris & Co. Employees Profit Sharing Trust, whose plan sponsor is William Harris & Co., report shared power to dispose of these shares.

(8) As of January 30, 1995, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 134,700 shares of American Consumer Products, Inc. Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Group Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(9) Includes 28,250 shares of Common Stock subject to options which are exercisable at March 24, 1995, or within 60 days thereafter, including 27,250 shares of Common Stock subject to options held by Mr. Bank (3,000 shares), Mr. Hulse (3,000 shares) and Mr. Bern (21,250) shares.

                      DIRECTORS (OTHER THAN THOSE WHO ARE
                            PRINCIPAL STOCKHOLDERS)

     The number of shares of Common Stock beneficially owned by each of the directors (other than Stephan W. Cole, Richard F. Bern and Jeffrey A. Cole who are each included in the foregoing table under the heading "Principal Stockholders") on March 24, 1995 and the percentage of ownership represented by such shares of Common Stock are set forth in the following table.

                   BENEFICIALLY OWNED ON
                       MARCH 24, 1995
                    NUMBER       PERCENT
     NAME          OF SHARES     OF CLASS
---------------    ---------     --------
Malvin E. Bank       5,950(1)       (2)
Frank W. Hulse       5,500(1)       (2)

(1) Includes 3,000 and 3,000 shares of Common Stock subject to options exercisable at March 24, 1995, or within 60 days thereafter, held by Messrs. Bank and Hulse, respectively.

(2) Less than 1% of the shares of Common Stock outstanding.

                        DIRECTORS AND EXECUTIVE OFFICERS

                              PURCHASER DESIGNEES

     Purchaser may designate as directors of the Company following consummation of the Offer persons from among the following list (each of whom is a citizen of the United States of America).

 NAME, POSITION AND                        PRINCIPAL OCCUPATIONS AND OTHER
  BUSINESS ADDRESS                      DIRECTORSHIPS DURING THE PAST 5 YEARS
---------------------    --------------------------------------------------------------------
Richard Smyth (38)       Chairman and CEO of the Purchaser, February 1995 to present;
                         President of the Purchaser, 1992-1995; President, The Technology and
                         Services Group, Inc., 1989-1992
Arnold Johns (52)        President of the Purchaser, February 1995 to present; Senior
                         Managing Director, Buckhead Financial Corporation, June 1993 to
                         February 1995; Executive Vice President, Argent Securities, Inc.,
                         1992-1993; President, RTS, Inc., 1991-1992
Michael Becker (40)      Vice President-Finance of the Purchaser, 1995 to present; Vice
                         President and Controller, Interstate Distributors, Inc., 1991-1995;
                         Regional Controller, Burger King, 1988-1991

     During the last five years, none of the persons identified above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or any violation of such laws.

                    COMPANY DIRECTORS AND EXECUTIVE OFFICERS

     The information below sets forth as of March 24, 1995 for each current Director of the Company such Director's name, business experience during the past five years, other directorships held, age and the year such Director first became a director of the Company.

                                       PRINCIPAL OCCUPATION
                                      DURING PAST FIVE YEARS                      FIRST BECAME
  NAME AND AGE                   AND CURRENT PUBLIC DIRECTORSHIPS                 A DIRECTOR IN
-----------------    ---------------------------------------------------------    -------------
Stephan W. Cole      President and Treasurer of the Company since 1982;                1982
Age 47               Stephan W. Cole is Jeffrey A. Cole's brother
Richard F. Bern      Executive Vice President of the Company since 1982;               1982
Age 47               Secretary of the Company since July 1988
Jeffrey A. Cole      Chairman and Chief Executive Officer of Cole National             1984
Age 53               Corporation, a leading national specialty service
                     retailer (since 1992); President and Chief Executive
                     Officer of Cole National Corporation (from 1984 to 1992);
                     Director of Cole National Corporation, Victoria Financial
                     Corporation and Hartmarx Corporation; Jeffrey A. Cole is
                     Stephan W. Cole's brother
Malvin E. Bank       Partner in the law firm of Thompson, Hine and Flory,              1986
Age 64               Cleveland, Ohio (for more than five years); Director of
                     Oglebay Norton Company
Frank W. Hulse       Founder and a Director (since 1983) of River Capital, an          1986
Age 47               Atlanta- based venture capital partnership; Chairman of
                     the Board and President of American Beechcraft, Inc., an
                     aircraft sales and service company (since December 1991)

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the fiscal year ended December 31, 1994, the Board of Directors met six times and took various actions by unanimous written consent. Each Director attended or participated by telephone in at least 75% of the meetings of the Board of Directors and of any committee of the Board of Directors on which he served during the last fiscal year.

     The Board of Directors has assigned certain responsibilities to committees of its members. The Compensation Committee, established by the Board of Directors in 1986, is composed of Malvin E. Bank, Jeffrey A. Cole and Stephan W. Cole. The Compensation Committee took various actions without a meeting but did not meet during 1994. The Compensation Committee is responsible for setting executive compensation and granting stock options and restricted stock awards under the Company's option and restricted stock plans.

     The Audit Committee, established by the Board of Directors in 1987, is composed of Malvin E. Bank, Frank W. Hulse and Jeffrey A. Cole. The Audit Committee is responsible for recommending the appointment of auditors and reviewing the scope of external and internal auditing procedures. The Audit Committee met two times during 1994.

                             DIRECTOR COMPENSATION

     The Company pays Directors who do not otherwise receive compensation from the Company at a rate of $5,000 per annum. At the 1990 Annual Meeting, the stockholders approved a grant of options to acquire 3,000 shares of Common Stock of the Company to each of Messrs. Bank and Hulse at an exercise price of $7.50 per share. The original exercise price per share of Common Stock for the options granted to Messrs. Bank and Hulse was determined by calculating the mean between the high and low sales price of a share of Common Stock of the Company as of the date of the grant. On May 4, 1995, the stockholders of the Company approved a grant of options to acquire the following number of Shares to each of Richard F. Bern, 50,000 shares; Stephan W. Cole, 30,000 shares; Jeffrey A. Cole, 25,000 shares; Malvin E. Bank, 7,500 shares; and Frank W. Hulse, 7,500 shares. These options are exercisable at any time within 5 years of the date of grant at an exercise price of $2.4375 per share.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The Executive Officers of the Company and their respective positions and ages are as follows:

             NAME                AGE                      POSITION WITH THE COMPANY
------------------------------  -----                 ---------------------------------
Stephan W. Cole                  47                   President and Treasurer;
                                                        Director
Richard F. Bern                  47                   Executive Vice President and
                                                        Secretary; Director
Joel M. Falck                    37                   Vice President - Finance

     Stephan W. Cole has been President, Treasurer and a Director of the Company since its incorporation in 1982. Stephan W. Cole is the brother of Jeffrey A. Cole, a Director of the Company. Richard F. Bern has been Executive Vice President and a Director of the Company since its incorporation in 1982, and Secretary since July 1988. Joel M. Falck has been Vice President - Finance since February 1990. Prior to that time, he was a Manager with Arthur Andersen LLP.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                          CERTAIN OTHER RELATIONSHIPS

     The Compensation Committee is composed of Stephan W. Cole, President and Treasurer of the Company, Jeffrey A. Cole and Malvin E. Bank. The following is a discussion of certain relationships among the members of the Compensation Committee and the Company, as well as certain relationships between Richard F. Bern and the Company.

     The Company sells key blanks to Things Remembered, Inc. ("Things Remembered"), a subsidiary of Cole National Corporation, a national specialty service retailer under a contract expiring on January 31, 1998. Jeffrey A. Cole is the Chairman and Chief Executive Officer of Cole National Corporation. In fiscal 1994, total purchases by Things Remembered from ACPI were approximately $1,267,000; this amount is not considered material to any of the entities, representing less than 2% of the gross revenues of each entity.

     The Company, since 1988, has leased the building located at 31100 Solon Road, Solon, Ohio which houses the corporate headquarters and certain of the Company's manufacturing and distribution facilities. The lessor of the property is 31100 Solon Road, Inc., a corporation owned equally by Stephan W. Cole, Richard F. Bern and Stephan W. Cole as custodian for Joseph E. Cole II, the son of Jeffrey A. Cole, under the Ohio Transfers to Minors Act ("31100 Solon Road"). The lease, as currently in effect, provides for an initial term of eight years and three renewal option periods of five years each. The fixed rental under the lease was at a rate of $525,000 per annum, through February 1994, and thereafter at a rate of $575,000 per annum, including the option periods. Real estate taxes and various other charges are the responsibility of the Company. At the time of its inception in 1988 and upon its amendment in 1989, the Board of Directors unanimously determined that the terms of the lease, and in 1989, the terms of the amendment, were fair and in the best interests of the Company and were at least as favorable to the Company as those which could be negotiated with an unaffiliated lessor.

     Boss Manufacturing Company ("Boss"), a wholly owned subsidiary of the Company, sold in 1989 a warehouse and distribution facility located in Springfield, Illinois to CRS Limited Partnership ("CRS") for $1,100,000 and entered into a lease with CRS for the use of that facility. 31100 Solon Road is a limited partner in CRS, having a 65% interest in the partnership's profits and losses. The lease has an initial term of 10 years, with three five-year renewal options in favor of Boss. The fixed rental for the first five years of the initial term was $152,000 per annum, and for the last five years of the initial term is $159,500 per annum. The fixed rental during the first renewal period will be $167,000 per annum in the event Boss elects to exercise its first renewal option, with the fixed rent adjusting in subsequent renewal periods to reflect increases in the debt service of the lessor. Real estate taxes and various other charges are the responsibility of Boss. The Company has guaranteed Boss' obligations under the lease with CRS. The Board of Directors unanimously determined that the sale-leaseback arrangement is fair and in the best interest of the Company and is at least as favorable to the Company as that which could be negotiated with an unaffiliated party.

     Malvin E. Bank is a partner of the law firm of Thompson, Hine and Flory, Cleveland, Ohio, which provided legal services to the Company in 1994 and continues to provide such services in 1995.

                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations thereunder require the Company's executive officers and directors and beneficial owners of more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission ("SEC"). Executive officers and directors and beneficial owners of more than ten percent (10%) of the Company's Common Stock are required to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and amendments thereto during and with respect to the Company's most recent fiscal year and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all filing requirements applicable to the foregoing persons were met during and with respect to 1994.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's compensation policy is designed to attract and retain those executive officers who are able to make significant contributions to both the long-term and short-term success of the Company. An executive officer's annual compensation package, including that of the chief executive officer, is composed of an annual salary and, at the discretion of the Compensation Committee, an annual bonus. If an executive officer, including the chief executive officer, demonstrates an ability to enhance the profitability of the Company and stockholder value, for instance by recognizing and capitalizing on cost saving and market opportunities resulting in improved operating efficiencies and increased revenues, contributing to the Company's technological advancement, or developing improved customer, supplier and employee relations, the Compensation Committee believes that officer should be rewarded for his or her efforts.

     In setting the executive officers' compensation levels, including that of the chief executive officer, the Compensation Committee considers a variety of factors, including the salaries of personnel performing similar functions for comparable companies, the Company's financial performance during the past year and its prospects for the coming years, the effect of economic conditions on the Company's performance and the officer's individual contribution to the Company's performance during the past year and its prospects for the coming years. In considering the Company's financial performance during the past year, the Compensation Committee compares the Company's actual financial results (monthly, quarterly and annually) with expected results given general economic conditions and events outside the ordinary course of business, i.e. a bankruptcy filing by a customer, if any, that may have affected the historical results. In considering prospects for the coming years, the Compensation Committee attempts to assess the extent to which an officer's contributions may be expected to improve future financial performance of the Company. The comparable companies considered by the Compensation Committee in setting annual salaries are not necessarily the same group of companies included in the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) or the peer group index used in the graph, appearing below under the heading "Comparison of Five-Year Cumulative Return," showing the five-year cumulative total stockholder return. These indices do not necessarily include companies competing in the same businesses as does the Company, nor do they necessarily include companies that the Compensation Committee believes would compete for the talent and executive skills that the Company desires to retain. Consequently, for purposes of annual salary determinations, the Compensation Committee focuses on companies that are generally competing in the same businesses and for the same executive talent as does the Company.

     In addition to the salary increases reflected in the Summary Compensation Table, the executives of the Company, including the chief executive officer, were awarded bonuses for their efforts in the fiscal year ended December 31, 1994. In determining these bonuses, the Compensation Committee considered the development of a new key machine and the efforts expended to continue the Company's systems development. These projects are vital to the continued success of the Company and the enhancement of stockholder value. Additionally, the Compensation Committee considered the improved operating results over 1993. The bonuses awarded to the chief executive officer and the other most highly paid executive officer whose total annual salary and bonus for the fiscal year ended December 31, 1994 exceeded $100,000 are included in the Summary Compensation Table.

     The Revenue Reconciliation Act of 1993 precludes a publicly held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to the executive officers of the Company. While these regulations would not have an impact on the deductibility of compensation paid by the Company, based on the Company's historical compensation levels, the Compensation Committee intends to adopt, as necessary, a policy with respect to compensation paid to its executive officers for deductibility under these Federal income tax regulations.

                           THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

                                 Malvin E. Bank
                                Jeffrey A. Cole
                                Stephan W. Cole

     The following table sets forth individual compensation information for the fiscal year ended December 31, 1994, for Stephan W. Cole, President of the Company, and the other most highly paid executive officer whose annual salary and bonus for the fiscal year ended December 31, 1994, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                               ------------
                                 ANNUAL COMPENSATION            SECURITIES
   NAME AND PRINCIPAL      -------------------------------      UNDERLYING       ALL OTHER
        POSITION           YEAR     SALARY($)     BONUS($)       OPTIONS        COMPENSATION
-------------------------  -----    ---------     --------     ------------     ------------
Stephan W. Cole             1994    $267,692      $20,000            -0-          $ 13,974(1)
  President                 1993    $256,000          -0-            -0-          $  9,055
                            1992    $247,115      $25,000            -0-          $  8,749
Richard F. Bern             1994    $250,962      $18,000            -0-          $ 49,378(2)
  Executive Vice            1993    $240,000          -0-            -0-          $ 39,633
  President                 1992    $231,538      $22,000         21,250          $ 42,825

---------------

(1) Includes the Company's contributions for the named executive under the Company's 401(k) Profit Sharing Retirement plan ($6,692) and health and medical expense benefits in excess of those provided to employees generally ($7,282).

(2) Includes the Company's contributions for the named executive under the Company's 401(k) Profit Sharing Retirement plan ($6,274), health and medical benefits in excess of those provided to employees generally ($9,728), premiums paid by the Company in respect of a noncancelable guaranteed long-term disability program provided to Mr. Bern, which is in addition to the long-term disability benefits generally provided to employees ($5,840) and reimbursement of interest expenses payable by the named executive to a third party ($27,536).

     There were no individual grants of stock options awarded under the Company's Amended and Restated Stock Option Plan or awards of restricted stock made under the Company's Amended and Restated Restricted Stock Plan during the fiscal year ended December 31, 1993. On October 27, 1994, the Board of Directors granted, subject to stockholder approval, options to purchase Company Common Stock to each of the Directors of the Company, including Messrs. S. Cole and Bern. See discussion above under the heading "Directors and Executive Officers -- Director Compensation."

     The following table sets forth information regarding options held by each of the executive officers named in the Summary Compensation Table as of December 31, 1994. There were no stock options exercised by any of these executive officers during the fiscal year ended December 31, 1994.

                         FISCAL YEAR END OPTION VALUES

                                                              VALUE OF UNEXERCISED
                              NUMBER OF UNEXERCISED           IN-THE MONEY OPTIONS
                              OPTIONS AT FY-END(#)                AT FY-END ($)
                           ---------------------------     ---------------------------
          NAME             EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   -------------     ------------  -------------
Richard F. Bern..........     21,250          -0-          None(1)           $ -0-

---------------

(1) As of December 31, 1994, the exercise price of Mr. Bern's exercisable options ($3.40) was higher than the market value of the Company's Common Stock ($2.50) on that date.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

     The following graph shows a five-year comparison of cumulative total stockholder return, assuming dividend reinvestment, for the Company, the CRSP Total Return Index for The NASDAQ Stock Market (U.S. Companies) and a peer group index consisting of Waxman Industries, Inc., Selfix, Inc., Elco Industries, Inc., Moore Handley, Inc. and Triangle Corp. The graph also assumes that the value of a share of the Company's Common Stock and each index was $100 as of the end of 1989 and that the returns of each member of the peer group have been weighted according to their stock market capitalization as of the beginning of each period for which a return is indicated.

                               PERFORMANCE GRAPH

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           NASDAQ        PEER GROUP         ACPI
1989                                    100.00          100.00          100.00
1990                                     84.92           54.29           42.86
1991                                    136.28           72.62           46.43
1992                                    158.58           61.55           71.43
1993                                    180.93           84.41           51.79
1994                                    176.92           69.68           35.72